Exhibit 10.7

ENCORE GROUP USA LLC

LONG-TERM INCENTIVE CASH BONUS AGREEMENT

THIS LONG-TERM INCENTIVE CASH BONUS AGREEMENT (this “Agreement”), dated as of ___________, 202_ (the “Effective Date”), is by and between Encore Group (USA) LLC, a Delaware limited liability company having an office at 5100 North River Road, Suite 300, Schiller Park, IL 60176 (together with its affiliates, the “Company”) and _____________ (the “Employee”).

WHEREAS, Employee desires to remain employed by the Company, and the Company desires to incentivize Employee to remain employed by the Company and to provide a cash bonus to Employee to demonstrate Employee’s importance to the Company and to further incentivize Employee to remain employed with the Company.

NOW, THEREFORE, in consideration of the agreements and covenants herein set forth and such other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Bonus Amount. Subject to the terms and conditions set forth herein, Employee shall be eligible to receive a series of cash payments in the aggregate amount of $________ (the “Bonus Amount”), less applicable tax withholding.

2. Payment Schedule.

(a) The Bonus Amount shall be paid in six equal semi-annual installment payments (each, a “Bonus Installment Payment”) over an approximately two and one-half year period following the Effective Date, with the first Bonus Installment Payment payable on June 1, 202_, and the remaining Bonus Installment Payments paid on December 1, 202_ and June 1 and December 1 of each of 202_ and 202_(each such date, a “Payment Date”). Subject to Section 3 hereof, in order to receive the Bonus Amount (or any portion thereof), Employee must continue active employment with the Company (or one of its affiliates) through each applicable Payment Date, and Employee must not have previously tendered notice of resignation prior to any such Payment Date.

(b) Notwithstanding the foregoing, subject to Employee’s continued active employment with the Company (or one of its affiliates) through such event and provided that Employee has not previously tendered notice of resignation prior to such event, upon a Change of Control (as defined in the Second Amended and Restated Limited Partnership Agreement of Encore Global LP (as amended or restated from time to time)), any then-unpaid portion of the Bonus Amount shall become fully vested upon the occurrence of such Change of Control and shall be payable to Employee within thirty (30) days following the date of such Change of Control.

3. Termination of Employment. If Employee’s employment is terminated by the Company without Cause (as defined below), Employee will be eligible to receive the next Bonus Installment Payment, payable on the Payment Date that such Bonus Installment Payment would be payable pursuant to Section 2; provided, that if Employee’s employment is terminated by the Company without Cause on a Payment Date, then this Section 3 shall not apply and Employee shall not receive any Bonus Installment Payment under this Section 3. “Cause” shall mean Employee’s (i) failure to substantially perform such Employee’s duties as an employee of the Company, which failure has not been cured in all material respects within 15 days after receiving notice of such failure from the Company; (ii) willful failure to carry out, or comply with, in any material respect any lawful directive of the Company or its affiliates; (iii) commission at any time of any act or omission that results in, or may reasonably be expected to result in, a conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any felony or crime involving moral turpitude; (iv) unlawful use (including being under the influence) or possession of illegal drugs on the premises of the Company or any of its affiliates or while performing such Employee’s duties and responsibilities as an employee of the Company or its affiliates; (v) commission at any time of any act of fraud, embezzlement, misappropriation, conversion of assets of the Company or its affiliates, commission of any other willful act or omission which is materially injurious to the financial condition or business reputation of the Company or its affiliates, or breach of fiduciary duty against the Company or its affiliates (or any predecessor thereto or successor thereof); or (vi) material breach of this Agreement or any other agreement with the Company or its affiliates (including, without limitation, any breach of the restrictive covenants of any such agreement). Whether or not an event giving rise to “Cause” occurs will be determined by the Company in its sole discretion.

4. Miscellaneous.

(a) Confidentiality. By executing this Agreement, Employee hereby acknowledges and agrees that Employee shall maintain the confidentiality of the terms and conditions of this Agreement and shall refrain from disclosing or making reference to its terms, except (x) as required by law, (y) with Employee’s accountant or attorney for the sole purposes of obtaining, respectively, financial or legal advice, or (x) with Employee’s spouse or domestic partner (the parties in clauses (y) and (z), “Permissible Parties”); provided, that the Permissible Parties agree to keep the terms and existence of this Agreement confidential.

(b) Withholding. The Company shall be entitled to withhold (or to cause the withholding of) the amount, if any, of all taxes of any applicable jurisdiction required to be withheld by an employer with respect to any amount paid to Employee hereunder. The Company, in its sole and absolute discretion, shall make all determinations as to whether it is obligated to withhold any taxes hereunder and the amount thereof.

(c) No Right of Employment. Neither this Agreement, nor any modification thereof, nor the payment of any benefits hereunder, shall be construed as giving Employee the right to be retained in the service of the Company. Employee’s employment with the Company is “at-will,” meaning that either Employee or the Company may terminate Employee’s employment at any time and for any reason.

(d) Inurement; Assignment. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon any successor of the Company or to the business of the Company, subject to the provisions hereof. The Company may assign this Agreement to any person, firm or corporation controlling, controlled by, or under common control with the Company. Neither this Agreement nor any rights or obligations of Employee hereunder shall be transferable or assignable by Employee.

(e) Section 409A. The parties intend for the payments and benefits under this Agreement to be exempt from or otherwise comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (“Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in accordance therewith. Notwithstanding anything contained herein to the contrary, Employee shall not be considered to have terminated employment with the Company for purposes of any payments under this Agreement which are subject to Section 409A until Employee would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A. Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate identified payment for purposes of Section 409A, and any payments described in this Agreement that are due within the “short term deferral period” as defined in Section 409A shall not be treated as deferred compensation unless applicable law requires otherwise. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six month period immediately following Employee’s separation from service shall instead be paid on the first business day after the date that is six months following Employee’s separation from service (or, if earlier, death). To the extent required to avoid accelerated taxation and/or tax penalties under Section 409A, amounts reimbursable to Employee under this Agreement shall be paid to Employee on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided) during any one year may not effect amounts reimbursable or provided in any subsequent year. The Company makes no representation that any or all of the payments described in this Agreement shall be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment. Employee shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A.

(f) Other Benefits. The Bonus Amount is a special payment to Employee and will not be taken into account in computing the amount of salary or compensation for purposes of determining any bonus, incentive, pension, retirement, death or other benefit under any other bonus, incentive, pension, retirement, insurance or other employee benefit plan of the Company, unless such plan or agreement expressly provides otherwise.

(g) Governing Law. It is understood by Employee and the Company that the Company conducts business in more than forty (40) states within the continental United States and that in an effort to obtain uniformity in the manner in which the Company and Employee agree to preserve and grow the business interests of the Company, which benefits the Company and Employee, the parties hereto desire and agree that all covenants contained herein and laws governing the enforcement thereof are to be interpreted under the laws of the State of Illinois, at which the Company’s primary business operation is headquartered. Therefore, this Agreement and any disputes arising under it shall be governed by the laws of the State of Illinois. The parties hereto acknowledge that this Agreement is enforceable in the state and federal courts of the State of Illinois. Employee and the Company hereby waive any pleas of jurisdiction or venue as not being a resident of Cook County, Illinois, and hereby specifically authorize any action brought upon the enforcement of this Agreement to be commenced or filed in Cook County, Illinois.

(h) Entire Agreement; Amendment. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and arrangements, oral or written, between or among Employee and the Company with respect to the matters hereto. This Agreement may not be amended in any respect except by an instrument in writing signed by both parties hereto.

(i) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

ENCORE GROUP (USA) LLC

By:
Name:
Title:

EMPLOYEE

[Name]